Exhibit 23

Consent of Independent Registered Public Accounting Firm

To The Board of Directors
General Steel Holdings, Inc. and Subsidiaries

We consent to the use of our reports dated March 16, 2010, with respect to the consolidated balance sheets of General Steel Holdings, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations and other comprehensive (loss)income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of General Steel Holdings, Inc. We consent to the incorporation by reference in the registration statements on Form S-3 (No.333-149217 and No.333-164625), which appearing in this annual report on Form 10-K of General Steel Holdings, Inc. for the year ended December 31, 2009.

/S/ Frazer Frost, LLP, (successor entity of Moore Stephens Wurth Frazer and Torbet, LLP, see Form 8-K filed on January 7, 2010)

Brea, California

March 16, 2010